EXHIBIT 24.1

POWER OF ATTORNEY

The Undersigned hereby constitutes and appoints Donald R. “Scotty” Walsh, Beth O. MacLaughlin, and Christopher D. Olander as his attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person’s name, place, and stead, in any and all capacities, to sign any and all registration statements, amendments (including post-effective amendments) to any registration statement, or, with all exhibits thereto and all documents in connection therewith, as well as any annual or quarterly report or any Form 3, 4 or 5 under Section 16 of the Securities Exchange Act of 1934, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date
/s/ Edgar D. Aronson	Director	September 20, 2004
Edgar D. Aronson

/s/ Garnett Y. Clark, Jr.	Director	September 23, 2004
Garnett Y. Clark, Jr.

/s/ George Cox	Director	September 20, 2004
George Cox

/s/ Eugene J. Fischer	Director	September 28, 2004
Eugene J. Fischer

/s/ W. James Hindman	Director	September 21, 2004
W. James Hindman

/s/ Robert Post	Director	September 21, 2004
Robert Post

/s/ Donald “Scotty” Walsh	Director	September 23, 2004
Donald “Scotty” Walsh